CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                    OF
                        THE INTERGROUP CORPORATION

It is hereby certified that:

	1. The name of the corporation (hereinafter called the "corporation") is "The InterGroup Corporation".

	2. The Certificate of Incorporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

		                   FOURTH

 "The total of shares of stock which the Corporation shall have the authority to issue is Nine Million (9,000,0000) shares, of which Four Million (4,000,000) shares shall be Common Stock, $0.01 par value per share, Two Million Five Hundred Thousand (2,500,000) shares shall be Class A Common Stock, $0.01 par value, and Two Million Five Hundred Thousand (2,500,000) shares shall be Preferred Stock, $0.01 par value per share.

Holders of the Common Stock shall have the right to cast ten (10) votes for each share held of record and holders of Class A Common Stock shall have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of common stock. The Common Stock and the Class A Common Stock shall vote together as a single class on all matters on which stockholders may vote, including the election of directors, except when class voting is required by applicable law.

Following the initial issuance of Class A Common Stock by the Company, each share of Common Stock shall be convertible, at the election of the holder thereof, into one share of Class A Common Stock.

Holders of Class A Common Stock shall be entitled to the same rights, privileges and opportunities (other than voting rights) as holders of Common Stock in any merger, reorganization, recapitalization or similar transaction to which the Corporation is a party. The Corporation shall not support any tender offer or exchange offer which treats Class A Common Stock differently (except in respect of voting rights) from Common Stock.

The Preferred Stock may be issued from time to time in one or more series.
The Board of Directors of the Corporation is hereby expressly authorized to provide by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers and preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

	a. the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

	b. whether the shares of such series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which shall be general or limited;
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	c.  the dividends, if any, payable on such series, whether any such dividends shall be cumulative and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preferences or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

	d. whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

	e. the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary winding up, or upon any dissolution of the assets, of the Corporation;

	f. whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

	g. whether the shares of such series shall be convertible into, or exchangeable for shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices, or rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

	h. the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the common stock or shares of stock of any other class or any other series of Preferred Stock;

	i. the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred stock or of any other class; and

	j. any other powers, preferences and relative participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

The powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that the shares from any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to this Certificate of Incorporation which increases or decreases the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the corporation."

	3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.
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Signed on October 2, 1998

    /s/ John V. Winfield
    ----------------------
    John V. Winfield
    President and Chairman